Exhibit 10.91

CONSOL Energy Inc.

Equity Incentive Plan

Cover Sheet to

Non-Qualified Stock Option Agreement

Vesting Over Four Years

CONSOL Energy Inc. hereby grants an option to purchase shares of its Common Stock to the optionee named below. The terms and conditions of the option are set forth in this cover sheet and in the attached Nonqualified Stock Option Agreement (together, the “Agreement”) and in the CONSOL Energy Inc. Equity Incentive Plan (as amended, “Plan”), the terms of which are incorporated herein by reference. To the extent the terms and conditions set forth on the Agreement differ in any way from the terms set forth in the Plan, the terms of the Plan shall govern.

Date of Option Grant	:	, 2006

Name of Optionee	:	«fname» «lname»

Optionee’s Soc. Sec. No.	:	«socsec»

No. of Shares of Common Stock Covered by Option	:	«options»

Exercise Price Per Share	:	$

Vesting Start Date	:	, 2006

By signing this cover sheet, you agree to all of the terms and conditions of the Agreement and the Plan, a copy of which may be obtained from Human Resources.

Optionee Signature:

CONSOL Energy Inc. :
J. Brett Harvey
President and Chief Executive Officer

CONSOL ENERGY INC.

NONQUALIFIED STOCK OPTION AGREEMENT

1. Nonqualified Stock Option. The Option granted is intended to be a Non-Qualified Stock Option and not an Incentive Stock Option under section 422 of the Internal Revenue Code, as amended (the “Code”) (capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan or the cover sheet to which this Agreement is attached).

2. Vesting. Subject to Section 4 hereof, one-fourth of the Option shall vest and become exercisable as of the first anniversary of the Date of Option Grant (“Grant Date”) and an additional one-fourth of the Option shall vest and become exercisable on each of the second, third and fourth anniversaries of the Grant Date. For purposes of this Agreement, the term “Vested Portion” of the Option means that portion which: (i) shall have become exercisable pursuant to the terms of this Agreement; (ii) shall not have been previously exercised; and (iii) shall not have expired, been forfeited or otherwise canceled in accordance with the terms hereof or the Plan. For purposes of this Agreement, the term “Non-Vested Portion” of the Option means that portion of the Option that is not vested or exercisable and which has not otherwise expired, been forfeited or canceled in accordance with the terms hereof or the Plan.

3. Exercise of Option.

(a) Subject to the provisions of the Plan and this Agreement (including Section 4 hereof), the Optionee may exercise all or any part of the Vested Portion of the Option at any time prior to the tenth anniversary of the Grant Date (the “Expiration Date”); provided that the Option may be exercised with respect to whole Shares only. In no event shall the Option be exercisable on or after the Expiration Date.

(b) To the extent set forth in subparagraph (a) above, the Option may be exercised by delivering to the Company at its principal office, or to such other location designated by the Company, written notice of intent to exercise. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full, or adequate provision therefor, of the aggregate Exercise Price Per Share (“Exercise Price”), and any applicable withholding tax and fees. The payment of the Exercise Price shall be made: (i) in cash; (ii) by certified check or bank draft payable to the order of the Company; (iii) by personal check payable to the order of the Company; (iv) by tendering Shares, actually or constructively, which have been owned by the Optionee for at least six months (and which are not subject to any pledge or other security interest); or (v) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to the Exercise Price. The Optionee may elect to pay all or any portion of the Exercise Price by having Shares with a Fair Market Value on the date of exercise equal to the Exercise Price withheld by the Company or sold by a broker-dealer. Subject to the preceding sentence, the Optionee may elect to sell all Shares to cover Option costs, taxes, and fees, and any remaining funds will be issued to Optionee. The payment of withholding tax shall be subject to Section 8 of this Agreement.

(c) Notwithstanding any other provision of the Plan or this Agreement to the contrary, no Option may be exercised prior to the completion of any registration or qualification of such Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any government body or national securities exchange, that the Board shall in its sole discretion determine to be necessary or advisable.

(d) Upon the Company’s determination that the Option has been validly exercised as to any of the Shares, the Company shall issue or cause to be issued as promptly as practicable certificates in the Optionee’s name for such Shares. However, the Company shall not be liable to the Optionee for damages relating to any delays in issuing the certificates or in the certificates themselves.

4. Termination of Employment.

(a) In the event that the Optionee’s employment with the Company (including any Affiliate) is terminated for Cause (or in the event that the Optionee breaches any of the covenants set forth in Sections 9 and 10 below), the Option (whether vested or unvested) shall be deemed canceled and forfeited in its entirety on the date of the Optionee’s termination of employment or breach of covenant, as applicable. In addition, any Option exercised during the six month period prior to such termination of employment or breach of covenant, as applicable, shall be rescinded. Within 10 days after receiving notice of a rescission, the Optionee shall pay to the Company an amount in cash equal to the gain realized by the Optionee upon exercise of the Option. Such notice may be given at any time within one year from the date of such exercise.

(b) In the event that the Optionee’s employment with the Company (including any Affiliate) is terminated by the Optionee voluntarily, due to Disability or by the Company without Cause, the Non-Vested Portion of the Option shall be deemed canceled and forfeited on the date of Optionee’s termination of employment and the Vested Portion, if any, of the Option as of the date of such termination shall remain exercisable for the lesser of (i) a period of 90 days following such termination of employment or (ii) until the Expiration Date, and, in either event, the Vested Portion shall thereafter be deemed canceled and forfeited.

(c) Notwithstanding the provisions of Section 4(b) concerning an employment termination by the Company without Cause, in the event that the Optionee’s employment with the Company (including any Affiliate) is terminated by reason of a reduction in force as specified and implemented by the Company, the Non-Vested Portion of the Option shall continue to vest and become exercisable in accordance with the schedule established under Section 2 of this Agreement and the Option shall remain exercisable until the Expiration Date. In the event of such an employment termination by reason of a reduction in force, the provisions of subparagraphs 9(a)(i) and (a)(ii) shall not apply.

(d) (i) Notwithstanding the provisions of Section 4(b) concerning a voluntary termination, in the event that the Optionee’s employment with the Company (including any Affiliate) is terminated on or after the date the Optionee has reached the age of 55 by reason of an Early Retirement or Incapacity Retirement, as defined herein, the Non-Vested Portion of the Option shall continue to vest and become exercisable in accordance with the schedule established under Section 2 of this Agreement and the Option shall remain exercisable until the Expiration Date. For purposes of this Agreement and unless otherwise provided by the Board at the time of such termination, the terms “Early Retirement” and “Incapacity Retirement” shall have such meanings ascribed to them in the CONSOL Energy Inc. Employee Retirement Plan, as amended, or any successor plan thereto applicable to the Optionee.

(ii) Notwithstanding the provisions of Section 4(b) concerning a voluntary termination, in the event that Optionee’s employment with the Company (including any Affiliate) is terminated by reason of a Normal Retirement, as defined herein, the Non-Vested Portion of the Option shall vest in its entirety on the effective date of the Optionee’s retirement and the Option shall remain exercisable until the Expiration Date. For purposes of this Agreement and unless otherwise provided by the Board at the time of such termination, the term “Normal Retirement” shall have such meaning ascribed to it in the CONSOL Energy Inc. Employee Retirement Plan, as amended, or any successor plan thereto applicable to the Optionee.

(iii) In the event that the Optionee’s employment with the Company (including any Affiliate) is terminated by reason of death, the Non-Vested Portion of the Option shall vest in its entirety immediately upon the date of the Optionee’s death and the Option shall remain exercisable for the lesser of: (A) a period of three years following death or (B) until the Expiration Date.

5. Change in Control. Upon a Change in Control prior to the Optionee’s termination of employment with the Company (including any Affiliate), the Non-Vested portion of the Option shall vest and, unless otherwise provided by separate agreement between the Company and the Optionee, the Option shall remain exercisable until the Expiration Date. Unless otherwise provided by separate agreement between the Company and the Optionee, in the event that any benefits under this Agreement, either alone or together with any other payments or benefits otherwise owed to the Optionee by the Company on or after a Change in Control would, in the Company’s good faith opinion, be deemed under Section 280G of the Code, or any successor provision, to be parachute payments, the benefits under this Agreement shall be reduced to the extent necessary in the Company’s good faith opinion so that no portion of the benefits provided herein shall be considered excess parachute payments under Section 280G of the Code or any successor provision. The Company’s good faith opinion shall be conclusive and binding upon the Optionee.

6. No Right to Continued Employment: No Rights as a Shareholder. Neither the Plan nor this Agreement shall confer on the Optionee any right to continued employment with the Company (including any Affiliate). The Optionee shall not have any rights as a shareholder with respect to any Shares subject to the Option prior to the date of exercise of the Option.

7. Transferability. The Option is nontransferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee, except by will or the laws of descent and distribution. No transfer of the Option shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of such evidence as the Board may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions hereof.

8. Withholding. The Optionee agrees to make appropriate arrangements with the Company for satisfaction of any applicable federal, state, local or foreign tax withholding requirements or like requirements, including the payment to the Company at the time of any exercise of the Option of all such taxes and requirements, and the Company shall have the right and is hereby authorized to withhold from the Shares transferable to the Optionee upon any exercise of the Option or from any other compensation or other amount owing to the Optionee such amount (in cash, Shares or other property, as the case may be) as may be necessary in the opinion of the Company to satisfy all such taxes and requirements.

9. Non-Competition.

(a) The Optionee acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that during the term of the Optionee’s employment and for a period of two years after the termination thereof:

(i) The Optionee will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or any of its Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any geographic region in which the Company or any of its Affiliates conducted any such competing line of business;

(ii) The Optionee will not perform or solicit the performance of services for any customer or client of the Company or any of its Affiliates;

(iii) The Optionee will not directly or indirectly induce any employee of the Company or any of its Affiliates to (1) engage in any activity or conduct which is prohibited pursuant to this subparagraph 9(a), or (2) terminate such employee’s employment with the Company or any of its Affiliates. Moreover, the Optionee will not directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months; and

(iv) The Optionee will not directly or indirectly assist others in engaging in any of the activities, which are prohibited under subparagraphs (i) - (iii) above.

(b) It is expressly understood and agreed that although the Optionee and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Optionee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

10. Confidential Information and Trade Secrets. The Optionee and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Optionee will not at any time during or after the Optionee’s employment with the Company (including any Affiliate) disclose or use for the Optionee’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of the Optionee’s breach of this covenant. The Optionee agrees that upon termination of employment with the Company (including any Affiliate) for any reason, the Optionee will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that the Optionee may retain personal notes, notebooks and diaries. The Optionee further agrees that the Optionee will not retain or use for the Optionee’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

11. Remedies. The Optionee acknowledges that a violation or attempted violation on the Optionee’s part of Sections 9 and 10 will cause irreparable damage to the Company and its Affiliates, and the Optionee therefore agrees that the Company and its Affiliates shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Optionee or the Optionee’s employees, partners or agents. The Optionee agrees that such right to an injunction is cumulative and in addition to whatever other remedies the Company (including any Affiliate) may have under law or equity.

12. Failure to Enforce Not A Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

13. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Optionee or the Optionee’s transferee, if applicable, will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws, with this Agreement, or as the Company otherwise deems necessary or advisable.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

15. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, the Company may, in its sole discretion and without the Optionee’s consent, modify or amend the terms and conditions of this award, impose conditions on the timing and exercise of the Option, or take any other action it deems necessary or advisable, to cause this award to comply with Section 409A of the Code (or an exception thereto). Notwithstanding, the Optionee recognizes and acknowledges that Section 409A of the Code may impose upon the Optionee certain taxes or interest charges for which the Optionee is and shall remain solely responsible.

16. Notices. Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in the case of the Optionee, to the Optionee’s address as shown in the records of the Company or to such other address as may be designated in writing by either party.

17. Award Subject to Plan; Amendments to Award. This Award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Agreement will govern and prevail.

18. Lapse of Offer. Any failure of the Optionee to sign and return this Agreement to the Vice President of Human Resources within 60 days of the Date of Option Grant will result in revocation of this Option offer and all provisions of this Agreement will expire and will be canceled and forfeited.

19. Entire Agreement. This Agreement and the Plan are intended to be the final, complete, and exclusive statement of the terms of the agreement between Optionee and the Company with regard to the subject matter of this Agreement. This Agreement and the Plan supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter. This Agreement and the Plan may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.